Octagon 88 Resources Announces Manning Projects $30M Milestone-Based Financing

ZUG, Switzerland, Dec 18, 2013 (BUSINESS WIRE) -- Octagon 88 Resources (OCTX) is pleased to provide the CEC North Star letter to shareholders confirming and outlining the terms of the C$30M milestone-based project financing following a staged approach of capex requirements for the Manning Projects. CEC North Star has provided in a corporate update letter to its shareholders has details about the $30M project financing that will be filed as an 8-K in Octagon 88's filings.

Letter to Shareholders:

"To finance these steps, we have negotiated and signed a mandate with a strong Switzerland based financing group to arrange a C$ 30M milestone-based project financing following a staged approach of capex requirements... The funding group was able to close quickly the first tranche of C$ 8,000,000 for the minimum case set out in page 13 of the Executive Summary with in the time frame agreed.

Using the lowest price on the warrants prices the average of the shares and warrant financing at C$ 45.00 per share. Post this financing it gives the company (CEC North Star) a valuation of C$810,000,000 today, applying standard market valuation methodologies.

This allowed us to confirm to our operations team to proceed in Q1/2014 with the planning and execution of the First Elkton well pads for commercial production wells.

Concurrent with that we have decided to advance on our Bluesky Gething project where we see additional primary production opportunities, then giving us two projects that are moving forward following a staged commercial production process....

With the development plan underway over the next 12 months we will be able to increase the value dynamically by 3 to 5 times by moving the pricing matrix used for brokered financing from PIIP to Recoverable Barrels...

This sets our target NAV at C$188.00 per share prior to negotiating a broker risk adjustment at the IPO."

-Garry L. Tighe - CEC North Star - Chairman of Board

By CEC North Star completing the financing directly, Octagon 88 became a benefactor to the set forth $30M financing in CEC North Star; this enables Octagon 88 to retain a 30.7 % ownership of the equity in CEC North Star whilst the completion of capex requirements are being fulfilled with no additional dilution occurring into the CEC North Star pre-IPO.

Octagon 88 Resources currently retains 30.7% of the C$810,000,000 pre-production valuation in CEC North Star equating to C$248,670,000 or a NAV of C$9.37 per share of OCTX pre-production. Octagon 88 Resources will now benefit from the same anticipated growth in NAV CEC North Star is targeting in each step of development in 2014 and thereafter.

For the complete CEC North Star shareholder letter please click on the link provided below:

http://cecnorthstar.ch/images/PDF/CEC_Shareholders_letter_121213.pdf

Octagon 88 Resources

Octagon 88 Resources Inc. has acquired substantial light and conventional heavy oil assets in Northern Alberta. The CEC North Star project has been substantially de-risked which leads the company to emerge as a development stage oil and gas company. The current program schedule entails working with the operator of these properties to bring on production and cash flow through the company's direct working interests, and indirect investments spread throughout the projects.

Octagon 88 Resources is the largest publicly traded shareholder of CEC North Star currently holding thirty-point seven (30.7%) of its shares. To maintain this position management determined it was advisable to subscribe for C$ 500,000. - in this project financing and has recently closed its subscription.

Forward-looking Statements:

This press release contains forward-looking statements concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Forward looking statements in this press release include statements about our drilling development program. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and results of our 2013 drilling and development plan. Additional factors include increased expenses or unanticipated difficulties in drilling wells, actual production being less than our development tests, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.

http://cts.businesswire.com/ct/CT?id=bwnews&sty=20131218005734r1&sid=cmtx6&distro=nx

SOURCE: Octagon 88 Resources

CONTACT:
Octagon 88 Resources Inc. Tel:(+41) 79 237 6218
http://www.octagon-88.com
info@octagon-88.com or
Investor Relations Helvetic Prime
Alexander Baldi
Tel:(+41)79-256-9534
info@helveticprime.com /  http://www.helveticprime.com